Delisting Determination, The Nasdaq Stock Market, LLC, May 16, 2024, Better Therapeutics, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Better Therapeutics, Inc., effective at the opening of the trading session on May 28, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(2).
The Company was notified of the Staff determination on December 14, 2023. The Company requested a hearing on December 21, 2023.
On March 14, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed on the Exchange.
The Company securities were suspended on March 18, 2024.
The Company did not appeal the Decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on April 29, 2024.